Exhibit 8.2

July 18, 2006

VeriFone Holdings, Inc.,
        2099 Gateway Place, Suite 600,
        San Jose, CA 95110.

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Securities Act") of 13,397,462 shares (the "Shares") of Common Stock, par value $0.01 per share, of VeriFone Holdings, Inc., a Delaware corporation (the "Company"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the discussion included in the Registration Statement on Form S-4 relating to the Shares (file no. 333-134928) with respect to Israeli income taxation as set forth under the caption "The Merger—Material U.S. Federal and Israeli Income Tax Consequences—Israeli Tax Consequences" describes the material Israeli income tax consequences of the special cash dividend and the merger, subject to the limitations set forth therein.

        The foregoing opinion is limited to the laws of the State of Israel and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and in a prospectus to be published in the State of Israel and to the reference to us under the heading "Certain Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

                      /s/ Herzog, Fox & Neeman